UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  August 31, 2005

THE WET SEAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-18632	33-0415940
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26972 Burbank Foothill Ranch, California		92610
(Address of Principal Offices)		(Zip Code)

Registrant's telephone number, including area code:  (949) 583-9029

                                                     N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]     Written communications pursuant’ to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))

[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

        On August 31, 2005, The Wet Seal, Inc. (the “Company”) and Douglas C. Felderman entered into a Separation Agreement and General Release (the “Agreement”) to terminate Mr. Felderman’s employment with the Company. Pursuant to the Agreement, Mr. Felderman resigned from his positions as the Company’s Executive Vice President and Chief Financial Officer, effective as of August 31, 2005.

        In addition, the Agreement provides that Mr. Felderman will receive certain payments and other benefits from the Company, including: (i) a payment of $356,500 as a lump sum severance payment, (ii) reimbursement of up to $10,000 for the costs of any outplacement services, (iii) the vesting of 53,750 shares of restricted Class A stock previously granted to Mr. Felderman by the Company, (iv) an amount equal to the cost of Mr. Felderman’s continued healthcare coverage for twelve months following August 31, 2005 and (v) $24,987, which equals the amount of unused vacation that accrued during Mr. Felderman’s employment with the Company. Furthermore, each of the Company and Mr. Felderman released the other party from any claims it had against such other party in connection with Mr. Felderman’s employment with the Company.

        A copy of the Agreement is filed herewith as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits

(a)     Financial Statements of Business Acquired.

Not Applicable.

(b)     Pro Forma Financial Information.

Not Applicable.

(c)     Exhibits.

10.1 Separation Agreement and General Release, entered into between the Company and Mr. Felderman, dated as of August 31, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WET SEAL, INC. (Registrant)

Date: September 7, 2005	By: /s/ JOEL N. WALLER
Name: Joel N. Waller Title: Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
________	______________

10.1	Separation Agreement and General Release, entered into between the Company and Mr. Felderman, dated as of August 31, 2005.